September 2012
Preliminary Terms No. 69
Registration Statement No. 333-169119
Dated September 20, 2012
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013
Single Observation ELKS®
Single Observation Equity LinKed Securities (ELKS®), which we refer to as the “Securities”, offer a short-term, strategy with the potential for enhanced yield that pays a periodic, fixed rate coupon (per annum) in return for the risk that the Securities will redeem for shares of the underlying stock of a specific underlying company (or, at our option, the cash value thereof) at maturity if the closing price of the underlying stock on the determination date is less than the trigger price on the determination date. In such circumstances, the value of these shares will be less than the value of the investor’s initial investment and may be zero. Alternatively, if the underlying stock is not below the trigger price on the determination date, the Securities will return the stated principal amount at maturity. The coupon is paid regardless of the performance of the underlying stock. The investor has no opportunity to participate in any upside of the underlying stock. Securities are not principal protected. The Securities are senior unsecured obligations of Barclays Bank PLC. The Securities are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the Securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Underlying Stock:	The common stock of MetLife, Inc.
Aggregate principal amount:	$
Stated principal amount:	$10.00 per Securities
Issue price:	$10.00 per Securities (see “Commissions and Issue Price” below)
Maturity date:	April 2, 2013
Payment at maturity:	For each $10 Security you hold at maturity, the final coupon payment plus:

▪ If a trigger event occurs: either a number of shares of the underlying stock equal to the exchange ratio (the “physical delivery amount”) or at our option, the cash value of those shares as of the determination date.

▪ If a trigger event does not occur: $10 in cash

You may lose some or all of your investment in the Securities. Although you will be subject to the risk of a decline in the price of the underlying shares, you will not participate in any appreciation of the underlying shares over the term of the Securities. Any payment due on the Securities is subject to the creditworthiness of the Issuer.

Trigger event:	A trigger event will occur if the closing price of the underlying shares on the determination date is less than the trigger price.
Exchange ratio:	The stated principal amount divided by the initial share price.
Trigger level:	80%.
Initial share price:	The initial share price will be the closing price of the underlying stock on the pricing date.
Closing price:

With respect to the underlying stock on a valuation date, the official closing price per share of the underlying stock as displayed on Bloomberg Professional® service page “MET:UN <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the underlying stock will be based on the alternate calculation as described in “Reference Assets—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Determination date:

March 27, 2013 (three business days before the maturity date) (or if such day is not a scheduled trading day, the next succeeding scheduled trading day, subject to adjustment for certain market disruption events).

Postponement of maturity date:

If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second business day following the determination date as postponed.

Trigger price:	The trigger price is equal to the product of the trigger level times the initial share price, which is .
Coupon rate:	7.00% to 9.00% per annum (equivalent to $.35 to $.45 per Security for the term of the Securities) the actual coupon will be determined on the pricing date).
Coupon payment dates:	Payable monthly in arrears on the same date of the month as the issue date at the specified interest rate calculated on a 30/360 basis beginning November 2, 2012.
Pricing date:	September 27, 2012 (or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date:	October 2, 2012 (three business days after the pricing date)
Put premium:
Deposit Income*:
Listing:	The Securities will not be listed on any securities exchange.
CUSIP:	06742A735
ISIN:	US06742A7357
Selected dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)(2)	Proceeds to Company
Per Securities	$10.00	$0.15	$9.85
Total	$

(1) MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $1.50 for each security they sell. See “Supplemental Plan of Distribution.”
(2) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor. The lowest price payable by an investor is $9.95 per Security. Please see “Syndicate Information” on page 17 for further details.

Investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 8. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Prospectus dated August 31, 2010	Prospectus Supplement dated May 27, 2011

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant preliminary pricing supplement or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

Additional Terms of the Securities

You should read these preliminary terms together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. These preliminary terms, together with the documents listed below, contain the terms of the securities and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the Securities will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

September 2012	Page 3

Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

Investment Summary

Single Observation ELKS®
Single Observation Equity LinKed Securities (ELKS®), which we refer to as the “Securities”, pay a periodic, fixed rate coupon, on a per annum basis. At maturity, the Securities will pay either (i) an amount of cash equal to the stated principal amount of the Securities, or (ii) if the closing price of the underlying stock on the determination date is less than the trigger price, a number of shares of underlying stock worth less than the stated principal amount of the Securities (the “physical delivery amount”), or, at our option, the cash value of those shares as of the determination date. The Securities are not principal protected and offer no potential for appreciation. The value of any underlying stock delivered at maturity per Securities, and accordingly its cash value, will be less than the stated principal amount of the Securities, and may be zero. The Securities will bear interest, if any, from the issue date specified on the front cover at the coupon rate specified on the front cover of these preliminary terms. The interest paid, if any, will include interest accrued from the issue date or the prior coupon payment date, as the case may be, to, but excluding, the relevant coupon payment date or maturity date. No interest will accrue and be payable on your Securities after the maturity date specified on the front cover if such maturity date is extended or if the determination date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the banking institutions in New York City or London, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

Key Investment Rationale

The Securities pay a coupon in exchange for downside exposure to the underlying stock, with only contingent protection against declines in the underlying stock. If the closing price of the underlying stock on the determination date is less than the trigger level, you will then be subject to full downside exposure to the underlying stock.

Scenario 1	▪

If the closing price of the underlying stock is at or above the trigger price on the determination date, the Securities will redeem, at maturity, for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon. You will not participate in any appreciation in the underlying stock, even if the closing price of the underlying stock is above the initial share price on the determination date.

Scenario 2	▪

If the closing price of the underlying stock is below the trigger price on the determination date, the Securities will redeem for an amount of underlying stock (or, at our option, the cash value thereof) that may be worth substantially less than the stated principal amount and which may be zero. In this worst case scenario, the Securities will have outperformed the underlying stock on a per annum basis by the coupon.

September 2012	Page 4

Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

How the Securities Work

The following payment scenarios illustrate the potential returns on the Securities at maturity.

Payment Scenario 1

The closing price of the underlying stock is at or above the trigger price on the determination date, and you receive the monthly coupon until maturity with a full return of principal at maturity. You will not participate in any appreciation of the underlying stock, even if the closing price of the underlying stock is above the initial share price on the determination date.

Payment Scenario 2

The closing price of the underlying stock is below the trigger price on the determination date, in which case, at maturity, the Securities redeem for the underlying stock (or, at our option, the cash value of the underlying stock) worth substantially less than the stated principal amount of the Securities based on the closing price of the underlying stock on the determination date. You will still receive the monthly coupon until maturity if this occurs.

The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your Securities by the initial share price of the underlying shares. The physical delivery amount, the initial share price of the underlying shares and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

September 2012	Page 5

Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

Hypothetical Examples

The following examples illustrate the payment at maturity on the Securities (assuming a six-month term) for a range of hypothetical closing prices for the underlying stock on the determination date, depending on whether the closing price of the underlying stock on the determination date is less than, equal to or greater than the hypothetical trigger price on the determination date.

The hypothetical examples are based on the following hypothetical values and assumptions:

▪	Stated principal amount (per Security):	$10.00

▪	Initial share price:	$35.16 (the hypothetical closing price of one share of the underlying stock on the pricing date)

▪	Exchange ratio:	.284 (the $10.00 stated principal amount per Securities divided by the hypothetical initial share price)

▪	Trigger price:	$28.13 (80% of the hypothetical initial share price)

▪	Coupon per annum:	8.00%

▪	Investor purchases $10.00 principal amount of Securities on the pricing date at the issue price and holds the Securities to maturity.

▪	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Securities.

TABLE 1: At maturity, unless the closing price of the underlying stock on the determination date is less than the trigger price, your payment at maturity per Security will equal the stated principal amount of the Securities in cash (subject to the creditworthiness of the issuer). This table represents the hypothetical payment at maturity and the total payment over the term of the Securities (assuming a six-month term) on a $10.00 investment in the Securities on the basis that the closing price of the underlying stock has not decreased to below the hypothetical trigger price of $28.13 on the determination date.

Hypothetical underlying stock	Value of cash delivery	Total monthly	Value of total
closing price on determination	amount at maturity per	coupon payments	payment per Security
date	Security	per Securities
$52.74	$10.00	$0.40	$10.40
$50.98	$10.00	$0.40	$10.40
$49.22	$10.00	$0.40	$10.40
$47.47	$10.00	$0.40	$10.40
$45.71	$10.00	$0.40	$10.40
$43.95	$10.00	$0.40	$10.40
$42.19	$10.00	$0.40	$10.40
$40.43	$10.00	$0.40	$10.40
$38.68	$10.00	$0.40	$10.40
$36.92	$10.00	$0.40	$10.40
$35.16	$10.00	$0.40	$10.40
$33.40	$10.00	$0.40	$10.40
$29.89	$10.00	$0.40	$10.40
$28.13	$10.00	$0.40	$10.40

September 2012	Page 6

Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the Securities (assuming a six-month term) on a $10.00 investment in the Securities if the closing price of the underlying stock has decreased to below the hypothetical trigger price of $28.13 on the determination date. In each of these examples, where the closing price of the underlying stock on the determination date is less than the trigger price, the payment at maturity would be made by delivery of shares of the hypothetical underlying stock (the “physical delivery amount”), or, at our option, the cash value of those shares as of the determination date. In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

	Value of shares of
Hypothetical underlying stock	hypothetical underlying		Value of total
closing price on	stock or cash value thereof	Total monthly coupon	payment per
determination date	per Security*	payments per Security	Security*
$26.37	$7.50	$0.40	$7.90
$24.61	$7.00	$0.40	$7.40
$22.85	$6.50	$0.40	$6.90
$21.10	$6.00	$0.40	$6.40
$19.34	$5.50	$0.40	$5.90
$17.58	$5.00	$0.40	$5.40
$15.82	$4.50	$0.40	$4.90
$14.06	$4.00	$0.40	$4.40
$12.31	$3.50	$0.40	$3.90
$10.55	$3.00	$0.40	$3.40

*Such value is calculated based on the value of shares of the hypothetical underlying stock as of the determination date.

Because the closing price of the underlying stock may be subject to significant fluctuation over the term of the Securities, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.

September 2012	Page 7

Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

Risk Factors

The Securities offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the Securities. An investment in the Securities involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. Investing in the Securities is not equivalent to investing directly in the common stock of MetLife, Inc. The following is a non-exhaustive list of certain key risk factors for investors in the Securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

	o	“Risk Factors—Risks Relating to All Securities”;

o

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

	o	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

	o	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

▪

Credit of issuer. The Securities are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

▪

Suitability of Securities for investment. You should reach a decision to invest in the Securities after carefully considering, with your advisors, the suitability of the Securities in light of your investment objectives and the specific information set out in these preliminary terms, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Securities for investment.

▪	No principal protection. The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

▪

The occurrence of a trigger event depends on the closing price of the underlying shares on a single day. If the closing price of the underlying shares on the determination date is less than the trigger price, a trigger event will occur and you will not receive the full stated principal amount of your Securities at maturity, even if the closing price is greater than or equal to the trigger price on other dates during the term of the Securities.

▪

Single equity risk. The price of the underlying stock can rise or fall sharply due to factors specific to the underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Securities.

▪	Return limited to coupon. Your return is limited to the coupon payments. You will not participate in any appreciation in the price of the underlying stock.

▪

Lack of Liquidity. The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary

September 2012	Page 8

Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

market for the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

▪

Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity. While the payment at maturity described in this pricing supplement is based on the full principal amount of your Securities, the original issue price of the Securities includes the agent’s commission and the cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Securities from you in secondary market transactions will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

▪

No dividend payments or voting rights. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the underlying stock would have.

▪

Market disruption events and adjustments. The calculation agent may adjust any variable described in these preliminary terms, including but not limited to the determination date, the initial share price, the final share price, the trigger price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

o

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

o

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

▪

Market price influenced by many unpredictable factors. Several factors will influence the value of the Securities in the secondary market. Although the issuer expects that generally the closing price of the underlying stock on any trading day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include: whether the closing price of the underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the Securities, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the exchange ratio.

▪

Antidilution adjustments. Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments. If an event occurs that does not require the calculation agent to adjust the amount of the underlying stock payable at maturity, the market price of the Securities may be materially and adversely affected.

▪

No affiliation with MetLife, Inc. MetLife, Inc. is not an affiliate of the issuer, is not involved with this offering in any way and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the Securities. The issuer has not made any due diligence inquiry with respect to MetLife, Inc. in connection with this offering.

▪

Barclays Bank PLC may engage in business with or involving the issuer of the underlying stock without regard to your interests. The issuer or its affiliates may presently or from time to time engage in business with the issuer of the underlying stock without regard to your interests, and thus may acquire non-public information about the issuer of the underlying stock. Neither the issuer nor any of its affiliates undertakes to disclose any such information to you. In addition, the issuer or its affiliates from time to time

September 2012	Page 9

Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

have published and in the future may publish research reports with respect to the issuer of the underlying stock, which may or may not recommend that investors buy or hold the underlying stock.

▪

The U.S. federal income tax consequences of an investment in the Securities are uncertain. We intend to treat each Security as a put option written by you in respect of the underlying stock and a deposit with us of cash in an amount equal to the principal amount of the Security to secure your potential obligation under the put option. Pursuant to the terms of the Securities, you agree to treat the Securities in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

September 2012	Page 10

Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

Information about the Underlying Stock

According to publicly available information, MetLife, Inc. (the “Company”) is a provider of insurance, annuities and employee benefits. The Company also provides mortgage and deposit products through its banking operations.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15787, or its CIK Code: 0001099219. The Company’s common shares are listed on the New York Stock Exchange under the ticker symbol “MET”. You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the underlying stock can be located by reference to the underlying stock SEC file number specified below.

We have not undertaken any independent review or due diligence of the issuer of the underlying stock’s SEC filings or of any other publicly available information regarding the Company. You are urged to refer to the SEC filings made by the issuer of the underlying stock and to other publicly available information (such as the issuer of the underlying stock’s annual report) to obtain an understanding of the issuer of the underlying stock’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Information as of market close on September 18, 2012:

Bloomberg Ticker Symbol:	MET	52 Week High (on 3/13/2012):	$39.46

Current Stock Price:	$35.16	52 Week Low (on 10/3/2011):	$26.60

52 Weeks Ago:	$31.51	Current Dividend Yield:	1.00%

The following table sets forth the published high, low and period end closing prices of the underlying stock for each quarter for the period of January 1, 2007 through September 18, 2012. The related graph sets forth the daily closing values of the underlying stock in the same period. The closing price of the underlying stock on September 18, 2012 was $35.16. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock on the determination date.

MetLife, Inc.	High	Low	Close
2007
First Quarter	$65.92	$59.10	$63.15
Second Quarter	$69.04	$63.29	$64.48
Third Quarter	$69.92	$59.62	$69.73
Fourth Quarter	$70.87	$60.46	$61.62
2008
First Quarter	$61.47	$54.62	$60.26

September 2012	Page 11

Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

MetLife, Inc.	High	Low	Close
Second Quarter	$62.88	$52.77	$52.77
Third Quarter	$63.00	$43.75	$56.00
Fourth Quarter	$48.15	$16.48	$34.86
2009
First Quarter	$35.97	$12.10	$22.77
Second Quarter	$35.50	$23.43	$30.01
Third Quarter	$40.83	$26.90	$38.07
Fourth Quarter	$38.35	$33.22	$35.35
2010
First Quarter	$43.34	$33.64	$43.34
Second Quarter	$47.10	$37.76	$37.76
Third Quarter	$42.73	$36.49	$38.45
Fourth Quarter	$44.92	$37.74	$44.44
2011
First Quarter	$48.64	$42.28	$44.85
Second Quarter	$46.79	$39.24	$43.87
Third Quarter	$44.38	$26.82	$28.01
Fourth Quarter	$36.82	$26.60	$31.18
2012
First Quarter	$39.46	$32.04	$37.35
Second Quarter	$38.00	$27.82	$30.85
Third Quarter (through September 18, 2012)	$36.25	$28.64	$35.16

We make no representation as to the amount of dividends, if any, that MetLife, Inc. may pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the stock of MetLife, Inc.

MetLife, Inc. Historical Performance January 3, 2005 to September 18, 2012

September 2012	Page 12

Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of MetLife, Inc. We have derived all disclosures contained in this document regarding MetLife, Inc. from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the agent have undertaken any independent review or due diligence of the SEC filings of MetLife, Inc.or of any other publicly available information regarding MetLife, Inc. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning MetLife, Inc. could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities. Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

September 2012	Page 13

Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	One business day prior to the related coupon payment date.
Postponement of maturity date:

The maturity date will be postponed if the determination date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlying stock on such determination date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled determination date; provided that, the determination date may not be postponed to a date later than the originally scheduled maturity date, or if the originally scheduled maturity date is not a business day, later than the first business day after the originally scheduled maturity date. See “Terms of the Notes — Maturity Date” and “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Market disruption events and antidilution adjustments:

The calculation agent may adjust any variable described in these preliminary terms, including but not limited to the initial share price, the final share price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

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For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Listing:	The Securities will not be listed on any securities exchange.
Minimum ticketing size:	100 Securities
Tax considerations:

You should carefully consider, among other things, the matters set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Securities. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

U.S. Holders

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, each Security should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the underlying stock to you at maturity for an amount equal to the Deposit (as defined below), plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the underlying stock at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Security (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Securities consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Securities, you agree to treat the Securities as cash deposits and put options with respect to the underlying stock for all U.S. federal income tax purposes. Because the term of the Securities is not more than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term

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Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

On the cover page we have determined the yield on the Deposit and the Put Premium with respect to each Security, which are treated as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the IRS were successful in asserting an alternative characterization for the Securities, the timing and character of income on the Securities might differ.

On December 7, 2007, the IRS released a notice that may affect the taxation of U.S. holders of certain notes (which may include the Securities). According to the notice, the IRS and the Treasury Department are actively considering whether a U.S. holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

It is possible, however, that under such guidance, U.S. holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether gain or loss from such notes should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code (which are discussed further in the accompanying prospectus supplement) might be applied to such notes. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

U.S. holders who are individuals (and, to the extent provided in future regulations, entities) may be required to disclose information about their Securities on IRS Form 8938—”Statement of Specified Foreign Financial Assets” if the aggregate value of their Securities and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a U.S. holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Securities.

Beginning in 2013, U.S. holders that are individuals, estates and certain trusts will be subject to an additional 3.8% “Medicare tax” on all or a portion of their “net investment income,” which may include the coupon payments and any gain realized with respect to the Securities, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Non-U.S. Holders

We currently do not withhold for tax on coupon payments made to non-U.S. holders of the Securities. However, if we determine that there is a material risk that we will be required to withhold on any such payments, we may withhold on such payments at a 30% rate, or require an appropriate and valid IRS Form W-8 from non-U.S. holders to avoid withholding for tax.

Non-U.S. holders also are subject to the general rules regarding information reporting and backup

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Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

withholding described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus.
Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.

We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in futures and options contracts on the underlying stock and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Securities or any amounts payable on the Securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays Capital Inc. at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

These preliminary terms represent a summary of the terms and conditions of the Securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Single Observation ELKS®
Based on the Common Stock of MetLife, Inc. due April 2, 2013

Syndicate Information
Aggregate Stated Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
<$1,000,000	$10.0000	$0.1500	$0.1500
> $1,000,000 and <$3,000,000	$9.9750	$0.1250	$0.1250
> $3,000,000 and <$5,000,000	$9.9625	$0.1125	$0.1125
> $5,000,000	$9.9500	$0.1000	$0.1000

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Securities. We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution
MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $1.50for each security they sell.

We expect that delivery of the Securities will be made against payment for the Securities on or about the issue date indicated on the cover of these preliminary terms, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

ELKS® is a registered service mark of Citigroup Global Markets Inc.

September 2012	Page 17